              SUBSIDIARIES OF SHONEY'S, INC.

                                            State (or other
                                            jurisdiction) of
           Name                              incorporation
           ----                             ----------------

Commissary Operations, Inc.                    Tennessee

Corporate Benefit Services,
    Incorporated of Nashville                  Tennessee

Evadon Corporation                             Tennessee

Mike Rose Foods, Inc.                          Tennessee

Pargo's of Frederick, Inc.                     Tennessee

Pargo's of York, Inc.                          Tennessee

RJR Investments, Inc.                          Nevada

Shoney's of Canada, Inc.                       Canada

Shoney's Equipment Corporation                 Tennessee

Shoney's International, Inc.                   Nevada

Shoney's Investments, Inc.                     Nevada

Shoney's Real Estate, Inc.                     Tennessee